UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 21, 2012

Dear Fellow USA Technologies Shareholder:

Over the past six months, your Board of Directors and management team have taken aggressive action to deliver a new USAT to shareholders and build shareholder value. The business continues to strengthen and we firmly believe that we have made tremendous progress on each and every objective set out to shareholders in January as part of our successful CEO leadership transition. The USAT team is focused and resolute regarding driving growth, continuing on our path to profitability, and delivering value to our customers and shareholders. We are executing strategically and intelligently.

In the midst of this progress, Bradley Tirpak, a former board member, has launched a time-consuming and distracting proxy fight to attempt to wrest control of the board at our upcoming Annual Meeting without paying a takeover premium to shareholders. We believe that we are growing significantly, making excellent progress toward profitability, and that USAT is poised for exponential growth in shareholder value. In their ill-advised quest to seize control of the board now, Mr. Tirpak and his associate Craig Thomas — operating under the self-laudatory moniker S.A.V.E. — are attempting to harvest this shareholder value for themselves at little or no cost.

     USA TECHNOLOGIES’ BOARD RECOMMENDS THAT SHAREHOLDERS:

Vote the WHITE proxy card “FOR” USA Technologies’ 9 experienced and highly qualified directors — Stephen P. Herbert; Steven D. Barnhart; Deborah G. Arnold; Joel Brooks; Albin F. Moschner; Frank A. Petito, III; Jack E. Price; William J. Reilly, Jr., and William J. Schoch.

DO NOT SIGN OR RETURN ANY CARD SENT TO YOU BY BRADLEY TIRPAK UNDER THE MONIKER S.A.V.E.

While Tirpak is trying to convince you otherwise, USA Technologies is executing well and moving quickly towards profitability. We are growing our business and seizing on our significant market opportunity. We have made substantial strides in enhancing corporate governance and shareholder communications and visibility. There is a new spirit of accountability at USA Technologies at every level of the company. Now is not the time for disruption or delay in achieving your company’s business execution and strategy.

THE USA TECHNOLOGIES’ PLAN IS WORKING

We are delivering enhanced shareholder value and moving quickly towards profitability. In January 2012, we set forth our plan in a letter to shareholders as part of our CEO leadership transition. We have made tremendous progress on each and every objective set forth in that letter: delivery of value to our customers and shareholders, improved governance and transparency, and most importantly, markedly improved business performance. In just two quarters under the leadership of our Chairman and Chief Executive Officer, Stephen P. Herbert, new growth initiatives are already taking hold, and we have delivered approximately $2 million of expense reductions and enhanced efficiencies.

We achieved positive Adjusted EBITDA during our recently completed March 2012 fiscal quarter, and expect our continued execution to move us quickly towards profitability. As stated on the conference call we held to discuss our March 2012 financial results, based on the level of recurring revenues, improved margins, and our ability to maintain current operating expense levels, we believe positive Adjusted EBITDA is sustainable. As such, we believe that Adjusted EBITDA for the fourth quarter ending June 30, 2012 will be in excess of the March 31 results, excluding any significant expenses that would result from the proxy contest. We will continue to focus intently on executing our plan, while strategically investing to enable further growth and progress. With 45 employees generating $30 million in annualized revenues based on our March 2012 results, we are a lean, scalable organization today.

Our current Board of Directors has undergone a significant transformation in the past six months. With the slate we have nominated for election at the Annual Meeting, we will have added five new independent directors during this first half of 2012. Each of these board nominees brings specific experience that our Nominating Committee identified when targeting potential candidates, including, the payments industry, high-volume transaction processing environments, time-to-market expertise, hardware development and procurement, scaling a growth company, capital markets, corporate governance, and wireless communications. Our independent directors also unanimously appointed Steven D. Barnhart as lead independent director as part of our efforts to employ best practices in current corporate governance policies. Today, USA Technologies has a highly INDEPENDENT board of directors, with 8 of our 9 nominees meeting NASDAQ independence standards.

By contrast, S.A.V.E.’s “plan” is no plan at all. In Tirpak’s communications, he puts forth a “plan” which he apparently believes would build shareholder value at USA Technologies. We do not believe the facts are accurately stated or prioritized against our current business realities or our current strategic plan. More importantly, all of the concepts presented by S.A.V.E. for the business are either already underway, under discussion, or have already been considered by your board and rejected.

WE BELIEVE TIRPAK’S ATTEMPT TO SEIZE CONTROL OF
THE COMPANY’S BOARD HAS ALREADY DESTROYED ALMOST
$20 MILLION OF SHAREHOLDER VALUE

When Stephen P. Herbert was named Chairman and Chief Executive Officer of USA Technologies on November 30, 2011, our stock was trading at $1.05 per share. Thereafter, our share price rose over 80 percent and reached a seven month high of $1.98 per share on April 18, 2012. In our view, this was reflective of our new spirit of accountability and our steadily-improving financial performance. Clearly, progress was being made and we believe it was evident to shareholders.

On April 24, 2012, news of Mr. Tirpak’s takeover attempt became public. It is our strong belief that after shareholders digested this news and realized that this would be an ill-advised and distracting proxy fight, our share price began to fall. In fact, as of last Friday, May 18, our shares closed at $1.19 per share.

Bradley Tirpak is attempting to have you believe that this drop in our share price somehow validates his efforts. In our view, based on the decline in our share price since this proxy challenge was publicly announced, S.A.V.E.’s ATTEMPT TO SEIZE CONTROL OF USA TECHNOLOGIES’ BOARD WITHOUT PAYING SHAREHOLDERS A PREMIUM HAS ALREADY DESTROYED ALMOST $20 MILLION OF SHAREHOLDER VALUE.

IN OUR VIEW TIRPAK AND HIS NOMINEES ARE NOT
QUALIFIED TO SERVE USAT SHAREHOLDERS

As USAT shareholders know, Mr. Tirpak resigned as a board member just a few months ago. Moreover, in January 2012 all other board members determined, among other things, that his conduct in December 2011 violated our Code of Conduct and Business Ethics. Now, he is conducting an abrupt about-face and launching an unnecessary and costly proxy fight for control of the company so he can return to the board and in fact take control of it. We believe his recent actions reflect a destructive attempt at vengeance, and it seems as though nothing short of total control of USAT will appease him.

Likewise, we firmly believe that the board nominees Mr. Tirpak has put forth are inferior to the board nominees recommended by the USAT Board of Directors given their lack of what we believe is relevant and necessary experience during this critical phase in USA Technologies’ growth cycle.

VOTE YOUR WHITE PROXY CARD
“FOR” USAT’S NINE QUALIFIED DIRECTORS

Whether or not you plan to attend the USAT Annual Meeting, you and other holders of USAT shares will have the opportunity to tell Bradley Tirpak, in no uncertain terms, that he cannot take over the company’s board without paying for that right. We urge you to sign, date and return the WHITE proxy card promptly. You may also vote by phone or internet by following the instructions on your WHITE proxy card. We urge you to discard Mr Tirpak’s GOLD proxy card.

Your vote is important, no matter how many or how few shares you own. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting USA Technologies in this matter, at 800-322-2885.

On behalf of USA Technologies’ Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Stephen P. Herbert	/s/ Steven D. Barnhart

Stephen P. Herbert	Steven D. Barnhart
Chairman and Chief Executive Officer	Lead Independent Director

FORWARD-LOOKING STATEMENTS:

“Safe Harbor”Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the potential costs and management distractions attendant to Mr. Tirpak’s purported nomination of himself and six other candidates as director nominees at the 2012 annual meeting of shareholders; the outcome of the proxy contest and related litigation; whether the actions of our former CEO which resulted in his separation from the Company or the Securities and Exchange Commission’s recently commenced investigation would have a material adverse effect on the future financial results or condition of the Company; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; and whether the Company’s existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of USAT’s proxy materials, please contact:

105 Madison Avenue New York, NY 10016

USAT@mackenziepartners.com

(212) 929-5500 (Call Collect) (800) 322-2885 (Toll Free)

Your vote is important, no matter how many or how few shares you own!

To vote via telephone or internet simply follow the instructions printed on the enclosed WHITE proxy card. You may vote by mail by using the enclosed postage paid envelope. We encourage you to disregard and not return any gold proxy cards that you receive from the SAVE Committee even as a vote of protest against Mr. Tirpak.

If you hold shares in “street name”, use the enclosed WHITE instruction card to tell your bank or broker to vote for our nominees.